[D'ANCONA & PFLAUM LETTERHEAD]

                                      December 20, 1996

VIA EDGAR

RREEF Securities Fund, Inc.
The RREEF Funds
875 North Michigan Avenue
Suite 4114
Chicago, IL  60611

Attention:  Kim G. Redding, President

      Re: Investment Company Act Rule 24f-2 Notice for Fiscal Year ended October 31, 1996

Dear Sir or Madam:

    We have examined such documents and records as we deem necessary to render this opinion.

    From such examination, we are of the opinion that RREEF Securities Fund, Inc. is:

    1. Legally organized and existing under the laws of the State of Maryland and was so organized and existing throughout the period in which the sales occurred of the subject shares; and

    2. Was authorized to issue the shares of its common stock sold throughout the period covered by the Notice.

    On the basis of our examination of all relevant documents, in our opinion, the shares of your common stock sold during the period from the date of inception through October 31, 1996 were part of your authorized, but unissued, shares of common stock which, when sold, were legally issued and, when issued and fully paid for in accordance with the terms of their offering, constituted fully paid and non-assessable shares of your outstanding common stock.

    We hereby consent to the use of this opinion as an exhibit to the above-referenced Notice.

                                      Yours very truly,

                                      D'ANCONA & PFLAUM


                                      By: \s\Arthur Don
                                      Arthur Don, Partner

SRS:sls